Exhibit 99.1

CONTACTS:	Dennard ▪ Lascar Associates Ken Dennard / Rick Black 713-529-6600 ecig@dennardlascar.com

FOR IMMEDIATE RELEASE

Electronic Cigarettes International Group

REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

GOLDEN, CO – November 14, 2016 – Electronic Cigarettes International Group, Ltd. (The “Company”) (OTCBB: ECIG), a leading global marketer and distributor of electronic cigarettes and vapor products, today announced financial results for the third quarter ended September 30, 2016.

Third Quarter Overview

•	Third quarter 2016 net sales were $9.7 million, compared to $12.9 million in the third quarter of 2015 and $9.6 million in the second quarter of 2016. Net sales for all periods exclude revenues from global e-commerce that are now in discontinued operations due to the sale of that business.

•	Gross profit was $5.6 million, compared to $7.3 million in the third quarter of 2015 and $5.0 million in the second quarter of 2016. Gross profit percentage was 57% for the 2016 third quarter, flat compared to the 2015 third quarter despite the impact of the new royalty payment, which began in the first quarter of 2016.

Dan O’Neill, Chief Executive Officer of Electronic Cigarettes International Group, stated, “The recent successful refinancing represented the catalyst for ECIG and provided a much needed spark to revitalize the team and to restore management’s commitment, especially in the critical UK market. Multiple new growth initiatives are underway, driven by the re-engaged team with over 20 new, experienced employees in key positions. The strategy to capture the true potential of the market is accentuated by the launch of five new VIP products since the end of the third quarter.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2016 financial results and recent developments today at 5:00 p.m. Eastern time. Please dial 412-902-0030 and ask for the Electronic Cigarettes International Group call at least 10 minutes prior to the start time, or live over the Internet by logging on to the web at the address http://ecig.co/investors/presentations/. A telephonic replay of the conference call will be available through November 21, 2016 and may be accessed by calling 201-612-7415 using passcode 13649494#. A web cast archive will also be available at http://ecig.co/investors/presentations/ shortly after the call and will be accessible for approximately 90 days.

Electronic Cigarettes International Group, a leading global marketer and distributor of electronic cigarettes and vapor products, is dedicated to providing a compelling alternative to traditional cigarettes for more than 1 billion current smokers around the world. The Company offers consumers a full product portfolio whose brands include VIP, FIN and Vapestick, incorporating superior product quality and the latest technology. The Company owns multiple subsidiary companies and has operations in North America and Western Europe. ECIG offers consumers a full product portfolio that incorporates product quality and the latest technology. To learn more, visit www.ecig.co.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of ECIG, including statements regarding ECIG’s expectation to see continued growth. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and other factors are disclosed in the Company’s filings with the Securities and Exchange Commission. Unless required by applicable law, ECIG undertakes no obligation to update or revise any forward-looking statements.

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Facebook: @Electronic Cigarettes International Group, Ltd.

Twitter: @ECIGCorporate

Electronic Cigarettes International Group, Ltd.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30:
	2016	2015
Net sales	$9,725	$12,902
Cost of goods sold	4,169	5,577
Gross profit	5,556	7,325

Operating expenses:
Selling, general and administrative:
Compensation and benefits:
Salaries, wages and benefits	2,470	2,686
Stock-based compensation	215	(61)
Professional fees and administrative	1,505	4,307
Marketing and selling	1,150	2,060
Depreciation and amortization	1,368	1,476
Impairment of long-lived assets	4,274	-
Severance	20	74
Total operating expenses	11,002	10,542
Loss from operations	(5,446)	(3,217)
Other income (expense):
Warrant fair value adjustment	21,338	18,637
Derivative fair value adjustment	8,603	495
Gain on extinguishment and conversion of debt	24	(334)
Interest expense	(1,432)	(3,809)
Debt financing inducement expense	-	(1,331)
Loss on troubled debt restructuring	(24,223)	-
Total other income (expense), net	4,310	13,658
Income (loss) from continuing operations before income taxes	(1,136)	10,441
Income tax expense	(227)	(304)
Income (loss) from continuing operations	(1,363)	10,137
Loss from discontinued operations, including loss on disposal of $13,524, net of tax	(13,775)	(908)
Net income (loss)	(15,138)	9,229
Other comprehensive loss:
Foreign currency translation loss	(1,120)	(2,283)
Comprehensive income (loss)	$(16,258)	$6,946
Net income (loss) per common share - basic:
Income (loss) from continuing operations	$(0.01)	$0.14
Loss form discontinued operations	(0.13)	(0.01)
Net income (loss)	$(0.14)	$0.13
Net income (loss) per common share - diluted:
Income (loss) from continuing operations	$(0.01)	$0.10
Loss form discontinued operations	(0.13)	(0.01)
Net income (loss)	$(0.14)	$0.09
Weighted average number of shares outstanding:
Basic	105,874,000	71,511,000
Diluted	105,874,000	113,361,000

Electronic Cigarettes International Group, Ltd.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in Thousands, Except Per Share Amounts)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$946	$704
Accounts receivable, net	2,161	1,542
Inventories	2,821	4,330
Prepaid expenses and other	3,017	2,074
Assets held for sale	782	2,386
Total current assets	9,727	11,036
Other assets:
Goodwill	32,516	39,652
Identifiable intangible assets, net	21,347	27,009
Property and equipment, net	1,755	2,099
Debt issuance costs and other	-	283
Assets held for sale	-	15,235
Total assets	$65,345	$95,314

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current maturities of debt financing	$1,700	$22,942
Accounts payable	4,193	4,160
Accrued interest and other	3,735	10,188
Income taxes payable	3,118	2,794
Current portion of warrant and derivative liabilities	26,416	54,908
Liabilities held for sale	-	397
Total current liabilities	39,162	95,389
Long-term liabilities:
Debt financing, net of current maturities	96,720	67,971
Deferred income taxes	2,832	3,867
Total liabilities	138,714	167,227
Stockholders' deficit:
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 108,783,187 and 74,552,006 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	109	75
Additional paid-in capital	398,659	387,793
Accumulated deficit	(460,905)	(453,793)
Accumulated other comprehensive loss	(11,232)	(5,988)
Total stockholders' deficit	(73,369)	(71,913)
Total liabilities and stockholders' deficit	$65,345	$95,314